UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
March 23, 2015
Rocket Fuel Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36071	30-0472319
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 Seaport Blvd.
Redwood City, CA 94063
(Address of principal executive offices, including zip code)
(650) 595-1300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Executive Officer

On March 23, 2015, George John notified us of his intention to resign from the position of Chief Executive Officer of Rocket Fuel Inc. (the “Company”), effective March 23, 2015. Mr. John will continue to serve as an employee of the Company and as Chairman of the Company’s board of directors (the “Board”).

Appointment of Interim Chief Executive Officer

On March 23, 2015, Monte Zweben, a member of the Board, was appointed as the Company’s interim Chief Executive Officer, effective immediately. Upon his appointment, Mr. Zweben resigned from his position as a member of the Compensation Committee of the Board (the “Compensation Committee”). The Board formed a CEO Search Committee, consisting of four Board members, which is authorized to select and negotiate fee arrangements with an executive search firm to identify qualified candidates to serve as Chief Executive Officer on a permanent basis.

Mr. Zweben, age 51, has served as a member of the Board since March 2010. Mr. Zweben is a founder of Splice Machine, Inc., a Big Data database software company, and has served as its Chairman and Chief Executive Officer since April 2012. Mr. Zweben has also been the Chairman of Clio Music, Inc., a music analysis and search engine, since June 2011. From January 2006 to June 2013, he co-founded and served as the Chairman of SeeSaw Networks, Inc., a digital media company. Prior to SeeSaw, Mr. Zweben founded and served as the CEO of Blue Martini Software, Inc., an e-commerce and marketing software company, from June 1998 to March 2005. Prior to Blue Martini, from October 1996 to November 1997, Mr. Zweben served as Vice President and General Manger of PeopleSoft’s Manufacturing Business Unit. Earlier in his career, Mr. Zweben was the Deputy Branch Chief of the NASA Ames Research Center’s Artificial Intelligence Branch. Mr. Zweben currently serves on the Dean’s Advisory Board for the School of Computer Science at Carnegie Mellon University. Mr. Zweben holds a B.S. in Computer Science and Management from Carnegie Mellon University and an M.S. in Computer Science from Stanford University.

The Board authorized the officers of the Company to enter into an offer letter agreement (the "Offer Letter") with Mr. Zweben that reflects the following compensation arrangements: Mr. Zweben will work on a part-time basis, with 60% of his time during business hours devoted to the Company. He will be compensated on a monthly basis and his tenure is expected to be limited in time as the Company moves expeditiously to hire a permanent CEO. Mr. Zweben will be paid a monthly salary of $22,500. He will be eligible for a cash bonus of 100% of his base salary amount for the period of his employment pursuant to the terms of the Company's Executive Incentive Compensation Plan (the "Plan"), subject to continued service through the date the bonus is earned. In addition, he is eligible for a discretionary, one-time cash bonus of up to $85,000 pursuant to the Plan based on the Board's assessment of his performance during his tenure. Management has agreed to recommend to the Board that Mr. Zweben be granted (i) a stock option to purchase 42,211 shares of the Company's common stock with an exercise price per share equal to the fair market value of the common stock on the grant date, and (ii) an award of 22,667 restricted stock units. Management will recommend that both awards vest in full upon the first day of the permanent Chief Executive Officer's employment, provided that Mr. Zweben remains a service provider to the Company through that date. The foregoing description of the Offer Letter is qualified in its entirety by reference to the full text of the Offer Letter, which will be filed as an exhibit to the Company's Form 10-Q Quarterly Report for the three months ending March 31, 2015.

The Company has entered into its standard form of indemnification agreement with Mr. Zweben, which is filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 16, 2013 and is incorporated herein by reference. Other than the indemnification agreement described in the preceding sentence, Mr. Zweben has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, nor are any such transactions currently proposed.

There are no family relationships between Mr. Zweben and any of the Company’s directors or executive officers, and there are no arrangements or understandings between Mr. Zweben and any other persons pursuant to which Mr. Zweben was selected as the Company’s interim Chief Executive Officer.
Management Retention Agreements
On March 23, 2015, the Board of Directors approved the Company’s entry into Management Retention Agreements with certain officers, including each of Mr. Zweben, George John, the Company’s Chairman of the Board, Richard Frankel, the Company’s President, David Sankaran, the Company’s Chief Financial Officer, and Abhinav Gupta, the Company’s Vice President, Optimization (each, an “Executive” and together, the “Executives”), which provides for potential payments and benefits upon a qualifying termination of employment. Each agreement, other than Mr. Zweben's, will terminate upon the completion of all payments (if any) thereunder or on the third anniversary of its effective date if a change in control (as defined under the agreement) has not occurred by such date unless the term of the agreement is extended by the parties. Mr. Zweben’s agreement will terminate upon the earliest of occur of (i) the completion of all payments (if any) thereunder, (ii) the third anniversary of its effective date if a change in control (as defined under the agreement) has not occurred, or (iii) three (3) months following Mr. Zweben's termination of employment if a change in control (as defined in the agreement) has not occurred, With respect to all Executives, if, prior to the expiration of the term of the agreement, the Company enters into a definitive agreement with a third party (or third parties), the consummation of which would result in a change in control of the Company, then the term of the agreement will automatically be extended to 24 months following the resulting change in control, unless the definitive agreement terminates or is canceled without resulting in a change in control, in which case, the extension will not be effective.

Each Management Retention Agreement, other than Mr. Zweben's, provides that if, during the period beginning on the date that is three months before a change in control and ending on the date that is twelve months following a change in control (the “change in control period”), (i) the Executive terminates his employment with the Company (or any parent or subsidiary) for good reason (as defined in the agreement), or (ii) the Company (or any parent or subsidiary) terminates the Executive’s employment for a reason other than cause (as defined in the agreement) and other than death or disability (as defined in the agreement) (a termination under clause (i) or (ii), a “Qualifying Termination”), the Executive will be eligible to receive the following severance benefits from us: (x) a lump-sum payment equal to the sum of (a) 100% of the Executive’s annual base salary (as in effect immediately prior to (A) a change in control (if the Executive’s employment terminates on or after the change in control), or (B) the Executive’s termination, whichever is greater); (y) 100% of the Executive’s target bonus for the fiscal year in which the Executive’s employment terminates (minus any bonus or commission payments already received for that fiscal year’s performance); and (z) reimbursement for continued group health plan coverage premiums under COBRA for twelve months following the Executive’s termination, for the Executive and his spouse and/or eligible dependents. However, if the Company determines that it cannot provide the COBRA reimbursement benefits without potentially violating applicable laws, the Company will instead provide the Executive a taxable lump sum payment equal to 1.5 times the monthly COBRA premium (based on the first month’s premium) for the twelve-month severance period. Additionally, if, during the change in control period, (i) the Executive has a Qualifying Termination, or (ii) the Executive’s employment is terminated due to death or disability, then 100% of the shares of the Company’s common stock subject to the Executive’s then outstanding unvested equity compensation awards will immediately vest (for performance-based awards, performance will be deemed achieved at 100% of target levels).
Mr. Zweben’s agreement provides that if, during the change in control period (i) Mr. Zweben terminates his employment with the Company (or any parent or subsidiary) for good reason (as defined in the agreement), or (ii) the Company (or any parent or subsidiary) terminates Mr. Zweben's employment for a reason other than cause (as defined in the agreement), other than death or disability (as defined in the agreement) and other than due to the Company’s hiring or appointing a new chief executive officer or interim chief executive officer (a termination under clause (i) or (ii), a “Qualifying Termination”), Mr. Zweben will be eligible to receive the following severance benefits from us a lump sum payment of cash severance equal to the difference, if any, between $265,000 and the base salary and bonus paid to Mr. Zweben from his start date with the Company as Interim CEO. In no event will the lump sum payment to Mr. Zweben exceed $265,000. If, at the time of his termination, Mr. Zweben has received $265,000 or more in base salary and bonus in his role as Interim CEO, he will not be entitled to any cash payment under the agreement.

Additionally, if, during the change in control period, (i) Mr. Zweben has a Qualifying Termination, or (ii) Mr. Zweben’s employment is terminated due to death or disability, then 100% of the shares of the Company’s common stock subject to the Mr. Zweben's outstanding unvested new hire equity compensation awards in connection with his employment as Interim CEO will immediately vest.
Each Management Retention Agreement other than the agreement for Mr. Zweben, further provides that if the Executive has a Qualifying Termination, and such termination occurs outside of the change in control period, the Executive will be eligible to receive the following severance benefits from the Company: (i) a lump-sum payment equal to six months of his annual base salary, and (ii) reimbursement for continued group health plan coverage premiums under COBRA for six months following the Executive’s termination for the Executive and his spouse and/or eligible dependents. However, if the Company determines that it cannot provide the COBRA reimbursement benefits without potentially violating applicable laws, the Company will instead provide the Executive a taxable lump sum payment equal to 1.5 times the monthly COBRA premium (based on the first month’s premium) for the six-month severance period.
In order to receive severance benefits under the Management Retention Agreement, the Executive must sign and not revoke a separation and release of claims agreement in a form reasonably satisfactory to the Company. Mr. Sankaran’s Management Retention Agreement supersedes any severance benefits for which he may otherwise have become entitled under his offer letter with the Company, dated December 5, 2014. Each Management Retention Agreement also provides that in the event that the payments and benefits provided for in the agreement or other payments and benefits payable or provided to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) would otherwise be subject to the excise tax imposed by Section 4999 of the Code, then the Executive’s payments and benefits under the agreement or other payments or benefits (the “payment”) will be reduced to either (x) the largest portion of the payment that would result in no portion of the payment being subject to the excise tax or (y) the largest portion, up to and including the total, of the payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the excise tax, results in the Executive’s receipt, on an after-tax basis, of the greater amount of the payment, notwithstanding that all or some portion of the payment may be subject to the excise tax.
The foregoing descriptions of the Management Retention Agreements are qualified in their entirety by reference to the full text of (i) the Management Retention Agreement (Interim CEO), in the case of Mr. Zweben and (ii) the Management Retention Agreements, in the case of each of the other Executives, which will be filed as exhibits to the Company's Form 10-Q Quarterly Report for the three months ending March 31, 2015.

Item 8.01    Other Events

On March 24, 2015, Rocket Fuel Inc. issued a press release announcing its CEO succession plan. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

This exhibit shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No. Description

99.1	Press release announcing CEO Succession Plan dated March 24, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCKET FUEL INC.

By: /s/ JOANN C. COVINGTON
JoAnn C. Covington Vice President, General Counsel and Corporate Secretary

Date: March 24, 2015

EXHIBIT INDEX

Exhibit Description
No.

99.1	Press release announcing CEO Succession Plan dated March 24, 2015